Exhibit 99.1

Contact:	Tiffani Washington
(847) 315-2925
FOR IMMEDIATE RELEASE		http://news.walgreens.com
Walgreen Co. to Sell Pharmacy Benefit Management Business
to Catalyst Health Solutions, Inc.
Company accelerating strategy toward becoming America’s first choice for health and daily living needs
     DEERFIELD, Ill., March 09, 2011 — Walgreen Co. (NYSE, NASDAQ: WAG) today announced a definitive agreement with Catalyst Health Solutions, Inc. (NASDAQ: CHSI) under which Catalyst will acquire Walgreens pharmacy benefit management business, Walgreens Health Initiatives, Inc. (WHI), in a cash transaction for $525 million, subject to certain adjustments. The transaction is structured as an acquisition of all of the capital stock of WHI.
     The sale accelerates Walgreens strategy of leveraging the best community store network in America by providing and expanding pharmacy, health and wellness solutions to all of its patients and payers including employers, health plans, health systems, pharmacy benefit managers and government agencies. For Catalyst, the acquisition offers the opportunity to grow its business and expand its expertise in providing traditional pharmacy benefit management services.
     “With nearly 7,700 drugstores as our center of gravity, we are focused more than ever on delivering convenient, affordable, high quality pharmacy, health and wellness solutions, and on enhancing our full scope of services to become America’s first choice for health and daily living needs,” said Walgreens President and CEO Greg Wasson.
     Completion of the transaction is subject to customary conditions, including receipt of regulatory approvals and clearances. The transaction is expected to close by the end of June 2011. Under a transition services agreement, Walgreens will provide certain services to Catalyst after closing to facilitate a smooth transition for WHI’s existing customers and patients.

Walgreens expects these costs to be approximately $40 million dollars. Walgreens expects to record a gain on the sale of WHI upon closing which the company expects will offset any one-time or transition costs associated with the transaction in the current fiscal year. The company anticipates that the transaction will be neutral to earnings per share in fiscal 2012.
     By acquiring WHI, Catalyst’s PBM membership will increase to more than 18 million members. Walgreens has selected Catalyst to provide PBM and related services for Walgreens employee and retiree prescription drug plans, as well as other Walgreens programs such as the Walgreens Prescription Savings Club.
     “We believe WHI’s clients and members will benefit from our sole focus on excelling in providing PBM services,” said David T. Blair, Chief Executive Officer of Catalyst. “We are gaining WHI’s talented employees who have been integral to the growth and success of the business and are pleased to welcome them to the Catalyst team. Together, we will provide continuity for our valued customers and deliver market-leading services that will further improve health outcomes.”
     For the Walgreens employees who are expected to join Catalyst as part of the transaction, Catalyst will maintain a significant presence in the Chicago area.
     Walgreens will retain and look to continue growing its specialty pharmacy and mail service businesses, and will be providing those services in support of Walgreens, WHI and Catalyst patients. “Our specialty, infusion and mail pharmacy services are an important extension of our drugstores, retail clinics, worksite health centers and medical facility pharmacies,” said Wasson. “Together, these services and locations are part of our industry leading 8,000-plus points of care, and are on the frontline of helping millions of patients live well, stay well and get well.”
     BofA Merrill Lynch acted as financial advisor to Walgreens in the transaction, and Sidley Austin LLP and Weil, Gotshal & Manges LLP served as legal counsel for Walgreens. Citi, Goldman, Sachs & Co. and Jefferies & Company, Inc. acted as financial advisors to Catalyst Health Solutions, and Latham & Watkins LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as its legal counsel.
     Statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including: the ability to satisfy the closing conditions and timely consummate the proposed transaction, the ability to accurately forecast the financial and accounting consequences of the proposed transaction, and other factors described in Walgreens Annual Report on Form 10-K for the year ended August 31, 2010 and subsequent SEC filings, which risks and uncertainties are incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, Walgreens disclaims any obligation to update any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
About Walgreen Co.
 Walgreens (www.walgreens.com) is the nation’s largest drugstore chain with fiscal 2010 sales of $67 billion. The company operates 7,689 drugstores in all 50 states, the District of Columbia and Puerto Rico. Each day, Walgreens provides nearly 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with respiratory services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. Take Care Health Systems is a Walgreens subsidiary that is the largest and most comprehensive manager of worksite health centers and in-store convenient care clinics, with more than 700 locations throughout the country.
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